EXHIBIT 4.1

Seventh Supplemental Indenture

THIS SEVENTH SUPPLEMENTAL INDENTURE (this “Seventh Supplemental Indenture”) is made as of December 22, 2004, between OfficeMax Incorporated (formerly Boise Cascade Corporation), a Delaware corporation (the “Company”), and U.S. Bank Trust National Association (as successor in interest to Morgan Guaranty Trust Company of New York), as trustee (the “Trustee”).  Any term used but not defined herein shall have the corresponding meaning given to it in the Indenture (as defined below).

Recitals of the Company

The Company and the Trustee have heretofore executed and delivered an Indenture dated as of October 1, 1985, as amended (the “Indenture”), pursuant to which the Company has heretofore issued its 7.00% Senior Notes due 2013, in the principal amount of $200,000,000 (the “7.00% Notes”).  The Company desires to add certain covenants to the Indenture for the benefit of the holders of the 7.00% Notes as hereinafter set forth.

Pursuant to its Offer to Purchase and Consent Solicitation, dated October 5, 2004 (the “Offer to Purchase”), the Company commenced a tender offer (as amended from time to time, the “Tender Offer”) for aggregate cash consideration not to exceed $1,100,000,000 for any and all of its outstanding 7.00% Notes and for certain amounts of other Company securities.  Pursuant to the Tender Offer, the Company has purchased and retired $93,607,000 in aggregate principal amount of the 7.00% Notes leaving $106,393,000 in aggregate principal amount of the 7.00% Notes outstanding.

Section 901(2) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the consent of any Holders to add to the covenants of the Company for the benefit of the Holders of any series of Securities.

The Company has determined that, without the consent of any Holders, the amendments set forth in Article I hereof are authorized or permitted by Section 901 of the Indenture. In furtherance thereof, the Company has delivered to the Trustee an Opinion of Counsel to that effect and an Opinion of Counsel and an Officers’ Certificate pursuant to Section 102 of the Indenture to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Seventh Supplemental Indenture have been complied with.

All acts and things necessary to amend the Indenture and to make this Seventh Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, have been done.

NOW, THEREFORE, the Company hereby covenants and agrees with the Trustee as follows:

ARTICLE I

AMENDMENTS

SECTION 1.01.      Addition of Covenants and Exhibits.

(a)           The Company hereby agrees, solely for the benefit of the holders of the 7.00% Notes, to deposit with the Trustee the securities identified on Exhibit A to this Seventh Supplemental Indenture (the “Pledged Securities”) and, subject to paragraph (b) below, the Company hereby grants to the Trustee, solely for the benefit of the holders of the 7.00% Notes, a security interest in the Pledged Securities for the purpose of securing the Company’s obligations with respect to payment of principal of, and interest on, the 7.00% Notes.

(b)           The Pledged Securities have been selected based on the Company’s determination that those securities would provide proceeds at November 1, 2008 (the first redemption date specified in the 7.00% Notes), based on the principal amount thereof, equal to 106% of the aggregate principal amount of 7.00% Notes outstanding as of the date of this Seventh Supplemental Indenture.  To the extent the aggregate principal amount of 7.00% Notes outstanding is reduced (whether through repurchases by the Company, redemption or otherwise), the Company shall be entitled to request that the Trustee release from the pledge created pursuant to paragraph (a) above, and deliver to the Company, a portion of the Pledged Securities representing the security for the payment obligations with respect to those 7.00% Notes that have been repurchased, redeemed or are otherwise no longer outstanding; provided that the Trustee shall not be required to comply with any such request to the extent the remaining Pledged Securities would be expected to provide proceeds at November 1, 2008 in an amount less than 106% of the aggregate principal amount of 7.00% Notes remaining outstanding.  The Trustee agrees that, subject to the proviso in the preceding sentence, it shall comply with such a request, subject to receipt by the Trustee of such certificates and other documents as the Trustee may reasonably require in connection with such request.  Notwithstanding anything in this Seventh Supplemental Indenture to the contrary, nothing in this Seventh Supplemental Indenture shall alter any of the redemption provisions of the Indenture or the 7% Notes (as they existed prior to the effectiveness of this Seventh Supplemental Indenture).

(c)           The Company agrees to execute and deliver (i) such endorsements or instruments of assignment and transfer, and such further agreements, with respect to the Pledged Securities as the Trustee may reasonably request, and (ii) such financing statements, notices, instruments, documents, agreements or consents as may be necessary or desirable to create, preserve, perfect or validate the security interest granted pursuant to paragraph (a) above.

(d)           So long as no Event of Default with respect to the 7.00% Notes has occurred or is continuing, the Company shall have the right to exercise any voting or similar rights with respect to the Pledged Securities.

(e)           The Trustee is directed and agrees that the Trustee shall apply any interest payments received by the Trustee with respect to the Pledged Securities toward the payment of interest on the 7.00% Notes.

(f)            If any Event of Default with respect to the 7.00% Notes shall have occurred and be continuing, the Trustee shall have all of the rights, remedies, powers and privileges with respect to the Pledged Securities of a secured party under the Uniform Commercial Code as in effect in the State of New York (the "UCC") (whether or not the UCC is in effect in the jurisdiction where such rights, remedies, powers and privileges are asserted) and such additional rights, remedies, powers and privileges to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, remedies, powers and privileges in respect of the Indenture or the Pledged Securities may be asserted, including the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Securities as if the Trustee were the sole and absolute owner of the Pledged Securities (and the Company agrees to take all such action as may be appropriate to give effect to such right).

ARTICLE II

EFFECTIVE TIME

SECTION 2.01.      Effective Time of Amendments to Indenture.

The amendments to the Indenture set forth in Article I of this Seventh Supplemental Indenture shall become effective upon the execution and delivery of this Seventh Supplemental Indenture by the Company and the Trustee and the deposit by the Company of the Pledged Securities with the Trustee.

ARTICLE III

MISCELLANEOUS

SECTION 3.01.      Execution as Supplemental Indenture.

This Seventh Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Seventh Supplemental Indenture shall form a part of the Indenture.  Except as herein expressly otherwise defined, the terms used herein shall have the same meaning as provided in the Indenture.

Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 3.02.      Responsibility for Recitals.

The recitals herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for the correctness thereof.

SECTION 3.03.      Successors and Assigns.

All the covenants and agreements in this Seventh Supplemental Indenture by the Company shall bind its successors and assigns whether so expressed or not.

SECTION 3.04.      Conflicts.

In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Seventh Supplemental Indenture, the terms and conditions of this Seventh Supplemental Indenture shall prevail.

SECTION 3.05.      Counterparts.

This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed as of the date first above written.

OFFICEMAX INCORPORATED

By:	/s/ Theodore Crumley
Name:	Theodore Crumley
Title:	Senior Vice President

U.S. BANK TRUST NATIONAL ASSOCIATION
as Trustee

By:	/s/ Patrick J. Crowley
Name:	Patrick J. Crowley
Title:	Vice President

Exhibit A

to

Seventh Supplemental Indenture

List of Pledged Securities

•      $56 million Bank of America Corporation 3.776% note maturing October 30, 2008.

•      $57 million General Electric Capital Corporation (GECC) 3.77% note maturing October 30, 2008

A-1